October 17, 1995


Mr. Lawrence C. Russell
1117 Michigan Avenue
Wilmette, Illinois  60091

Dear Larry:

On behalf of Unisys Corporation, I am pleased to offer you the position of Executive Vice President of Unisys and President, Information Services Group, reporting directly to James A. Unruh, Chairman and Chief Executive Officer. At the next Board of Directors meeting you will be recommended to be made an elected officer of Unisys Corporation, effective upon employment.

1. The term of your employment under this agreement shall be three years commencing on your first day of employment. If you are still employed by Unisys at the end of such term, this agreement shall be null and void, except that Unisys obligation to pay the amounts described in
   Section 6(a) and the pension benefit rights described in Section 7 shall not be affected by the end of such term.

2. Your salary will be at the annual rate of $450,000 and shall be subject to annual review for increase. You will participate in the Executive Variable Compensation (EVC) Plan and your target will be not less than 60% of your annual paid salary. Your actual award under the EVC Plan can vary from zero to 150% of the target amount. Your employment will commence on or about November 6, 1995, or earlier, if you can make the necessary arrangements. If your employment begins by November 6, 1995 and you continue to be employed through the 1995 EVC payout date, you will be guaranteed a minimum EVC payout of $50,000 for 1995. In addition, if you continue to be employed through the 1996 EVC payout date, we will guarantee you a minimum EVC payout for 1996 of 100% of target.

3. You will participate in an individual long term incentive plan commencing on January 1, 1996 with a target award after three years of $500,000. Your actual award under this plan can vary from zero to 100% of the target amount. Eighty percent of the award will be determined by attainment of financial objectives and 20% by attainment of non-financial objectives. The objectives and award terms are to be established by Unisys and described in a separate agreement or plan prior to December 31, 1995.

4. You will be recommended for a stock option grant under the terms of the 1990 Unisys Long-Term Incentive Plan to be made at the next Board of Directors meeting. You will be recommended for a grant of 250,000 shares which will vest 50% after two years, 75% after three years and 100%
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Mr. Lawrence C. Russell
October 17, 1995
Page 2



   after four years from the effective date of grant. This grant will be at the Fair Market Value on the date of the next Board meeting or on the first work day following your becoming an employee, if later. You will continue to be eligible to receive future stock grants at the same times as such grants are made to other elected officers.

5. You will receive all the supplemental executive benefits associated with an elected officer position, including a company car allowance of $600 per month. You also will be eligible for a membership in an approved luncheon club, an annual executive physical, deferred compensation, additional life insurance equal to four times annual salary plus target EVC, post-retirement life insurance of $1,000,000, umbrella personal liability insurance up to $5,000,000 and contribution toward financial counseling services of $7,500 for the first year and $5,000 per year thereafter. In addition, you and your eligible dependents will be eligible to participate in all basic retirement, welfare and other benefit arrangements generally applicable to elected officers. You will be entitled to receive four weeks of vacation each year. Reasonable expenses associated with the performance of the duties of your position shall be reimbursed in accordance with normal Unisys policies. Unisys shall reimburse you up to $7,500 for your legal expenses incurred in the negotiation of this agreement.

6. You agree to provide to Unisys on or before October 30, 1995 satisfactory documentation regarding your compensation, and the value of incentives you are forfeiting, from your present employer. To make up for the value of incentives that you are forfeiting from your present employer, Unisys agrees to the following:

  a) If you continue to be employed with Unisys through the following dates, Unisys will make payments to you as follows:

              December 1, 1995 - $200,000

              November 1, 1997 - $200,000

              November 1, 1998 - $100,000

              November 1, 1999 - $100,000

              November 1, 2000 - $100,000

  b) You will receive a restricted stock grant, effective on the date of the next Board of Directors meeting, or if later, on the first work day following your employment date, with a value equal to $100,000, based on the Fair Market Value of Unisys Common Stock on the effective date of the grant. The grant will be made under
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Mr. Lawrence C. Russell
October 17, 1995
Page 3

      and will be subject to the terms of the 1990 Unisys Long-Term Incentive Plan. The restrictions on the stock will lapse on November 1, 1998, provided that you continue to be employed with Unisys through that date.

  c) In connection with your relocation to and your purchase of a home in the Philadelphia area, Unisys will extend to you an interest-free loan in the amount of the lesser of (i) the purchase price of such home or (ii) $500,000. To secure the loan, Unisys will place a first mortgage on your new home. The loan will be a recourse loan and will be payable over a five-year period with installment payments being due on November 6, 1997, 1998, and 1999, with the final payment being due November 6, 2000. Upon your termination of employment for any reason, any outstanding amount of the loan will become due and payable six months after your termination date.
      The terms of the loan will be described by Unisys in a separate agreement to be executed by you.

7. You also will be eligible to participate in the Unisys Elected Officer Pension Plan which has minimum vesting requirements of age 55 with 10 years of service and provides a minimum normal retirement benefit after 10 years of service equal to 40% (4% per year of service) of final average earnings (base salary plus bonus). Unisys agrees that you will become 100% vested at the end of five years of employment with Unisys in a pension benefit calculated and payable in accordance with the terms of the Unisys Elected Officer Pension Plan (which provides for an accrued benefit equal to one-third of one percent of your Final Average Compensation for each month of Credited Service under Section 5.01(a)(1)), regardless of whether you had met the ten year eligibility requirement of such plan.

8. If your employment is terminated by Unisys without "cause" or you terminate your employment for "good reason", you shall be entitled to the following as the sole and exclusive remedy for such termination:

  a) Any remaining payments described in Section 6(a) shall become immediately payable;

  b) All restrictions on any outstanding restricted stock grant shall immediately lapse;

  c) All outstanding stock options shall immediately vest and you shall have thirty days following your termination date to exercise your stock options;

  d) An amount equal to 100% of the compensation that would have been paid through the remaining term of this agreement as if you had continued to work through such remaining term, but in no event less than one year's compensation. For purposes of this
      Section 8(d), compensation consists of base salary (at its then current rate on the date of termination) and EVC (in an amount equal to the average percentage of target EVC payout (which percentage shall be annualized for a partial year but shall be deemed to be 100% for 1995 whether or not any
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Mr. Lawrence C. Russell
October 17, 1995
Page 4


      EVC for 1995 is actually paid ) made to you since your date of employment times your base salary as in effect on your date of termination). Such amounts shall be paid in the same manner and at the same times as if you had continued to work through the remaining term;

  e) Continued participation, at the same costs applicable to active employees, through the remaining term of this agreement, in the Unisys Medical and Dental Plans (or, if such participation is prohibited by applicable law or the terms of the plans, participation in arrangements that will provide benefits substantially similar to those available under the Unisys
      Medical and Dental Plans) for you and your eligible dependents, subject, however, to the generally applicable terms of such plans; and

  f) Subject to Section 13, any benefits available to terminated employees under the generally applicable terms of the Unisys plans in which you participated as an active employee.

   Any amounts that become payable to you under this Section 8 shall be paid notwithstanding the acceptance of other employment by you after your date of termination.

   For purposes of this agreement, "cause" shall mean intentional dishonesty, gross neglect of your duties, or continued failure to adequately perform your duties (provided that Unisys has provided you notice identifying the manner in which it reasonably believes that you have failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 30 days of receiving such notice). "Good reason" shall mean (i) a reduction in your base pay or annual bonus target, as such amounts may be increased from time to time, unless such reduction is due to a reduction in compensation generally applicable to elected officers; or (ii) the removal of you from your positions as Executive Vice President of Unisys and President, Information Services Group (or any successor to the Information Services Group). If your employment is terminated for "cause" or you terminate your employment without "good reason", you shall not be entitled to the benefits described in this agreement. You may terminate your employment under this agreement upon 30 days prior written notice to Unisys, and such termination shall not be deemed to be a breach of this agreement and you shall not be entitled to receive any further payments under this agreement.

9. If you die or your termination of employment is due to your becoming "disabled", you shall be entitled to the following:

  a) Any remaining payments described in Section 6(a) will become Immediately payable;

  b) All restrictions on any outstanding restricted stock grant will immediately lapse;
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Mr. Lawrence C. Russell
October 17, 1995
Page 5


  c) A pro rata portion of your EVC, if any, earned through your last day of active employment, determined and paid in the same manner and same time as paid to other elected officers;

  d) A pro rata portion (based on the number of months that you were actively employed in the three year award period) of your individual long term incentive plan payment, if any, determined and paid at the end of the three year award period and in the same manner as if you had continued to be actively employed; and

  e) Any benefits available to disabled former employees under the generally applicable terms of the Unisys plans in which you participated as an active employee.

   You shall be considered "disabled" if you meet the requirements for a long-term disability under the terms of the Unisys Long-Term Disability Plan, regardless of whether you participate in such plan. The determination of whether you are disabled shall be made by the claims administrator of the Unisys Long-Term Disability Plan in accordance with the procedures generally applicable under such plan. If you become disabled, you shall be entitled to the benefits described in this
   Section 9 and not those described in Section 8.

10. From and after the termination of your employment for any reason:

  a) For one year you shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date and over which you had direct responsibility, except with the express prior written consent of the Chief Executive Officer of Unisys;

  b)  You shall not negatively comment publicly or privately about
      Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that you may give truthful testimony before a court or governmental agency;

  c) You shall not induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity;

  d) You shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except when required to do so by a

Mr. Lawrence C. Russell
October 17, 1995
Page 6

      court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information.

   From and after the termination of your employment for any reason, Unisys agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment. You and Unisys mutually agree that the obligations contained in this Section 10 are reasonable and necessary for each party's mutual protection and that one party cannot be reasonably or adequately compensated in damages in an action at law in the event that the other party breaches such obligations. You and Unisys expressly agree that, in addition to any other rights or remedies which each may possess, each shall be entitled to injunctive and other equitable relief to prevent a breach of this
   Section 10 by the other party, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and you and Unisys each consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such right shall be cumulative in addition to any other legal or equitable rights and remedies the parties may have. In addition, in the event that you should materially breach your obligations under Section 10(b) or you should breach any other obligation described in this Section 10, Unisys shall have the right to terminate any remaining payments due under Section 8(d).

11. You agree to move to the Philadelphia area and you will be eligible for the benefits provided under the Unisys Moving and Relocation Policy including the standard Third Party Home Purchase Assistance Plan for your current residence. In lieu of the payment of the miscellaneous relocation expense allowance described in Section 24 of such policy, Unisys will grant you one month's salary (grossed up for taxes) to cover miscellaneous relocation expenses.

12. You are also eligible to join a country club of your choice and Unisys will pay your initiation fee and annual dues.

13. Payments under this agreement are not intended to duplicate payments under any other Unisys agreement or severance program, including, without limitation, the Executive Employment Agreement applicable to Unisys elected officers which covers and takes effect only upon change in control situations as defined therein. To the extent that you may be entitled to receive duplicate payments under this and any other Unisys agreement or program, the provisions of that agreement or program which is most favorable to you or provides you with the greater benefit shall be effective.

14. Each of the above-described benefits which are more fully described in an applicable Unisys plan document are subject to the terms of such plan document (as may be amended by Unisys from time to time) and, except as expressly provided in this agreement, each such plan document will govern the benefit payable hereunder and

Mr. Lawrence C. Russell
October 17, 1995
Page 7



    thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees, including, without limitation, the Unisys Code of Ethical Conduct, shall be applicable to you.

15. This offer is contingent upon your compliance with the Immigration Reform Control Act of 1986 (IRCA). Please review the attached list of acceptance verification documents. During the orientation you will be asked to show the appropriate documents, to complete an attestation form and to complete an application of employment form.

16. This agreement shall be binding upon Unisys and its successors and assigns.

17. Except for the Executive Employment Agreement described in Section 13, this agreement constitutes the entire agreement between you and Unisys relating to your employment and additional matters provided for herein. This agreement supersedes all prior agreements, whether written or oral, between you and Unisys relating to your employment and additional matters provided for herein. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by Unisys. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

18. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

19. Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. Costs of arbitration shall be borne by Unisys. Unless the arbitrator determines that you did not have a reasonable basis for asserting your position with respect to the dispute in question, Unisys shall also reimburse you for your reasonable attorneys' fees incurred with respect to any arbitration.

20. Unisys represents and warrants that it is fully authorized and empowered to enter into this agreement.

21. This Agreement shall be null and void if you have not commenced your employment with Unisys by November 13, 1995.
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Mr. Lawrence C. Russell
October 17, 1995
Page 8



Larry, we all look forward to your positive response to our offer and to having someone of your experience and personal attributes with us in the near future. It is our expectation that you would start by November 6, and that we could make the announcement by that time. If you have any questions, or if we can be of personal assistance to you in any way, please feel free to call me at (215) 986-3930.

Sincerely,



David O. Aker
Vice President, Human Resources

Enclosures

cc:   J. A. Unruh



Accepted:  _______________________          Date: _______
           Lawrence C. Russell